EXHIBIT 99.1

PRESS RELEASE FOR LITTLE SIOUX CORN PROCESSORS, LLC

LSCP ANNOUNCES PLANS FOR A PLYMOUTH COUNTY ETHANOL PLANT

Marcus, IA — March 2, 2006 — Little Sioux Corn Processors, LLC, acting as general partner of LSCP, LLLP, announced today that it plans to build an ethanol plant just south of Akron, Iowa in Plymouth County.  The exact site has not yet been determined due to the ongoing evaluation of potential sites.

The state-of-the-art plant is expected to produce 100 million gallons of fuel-grade ethanol and 320,000 tons of distiller grains annually.  Distiller grains, a byproduct of ethanol production process, are a high-protein feed used by livestock and dairy industries. The plant will also use approximately 100,000 bushels of corn per day or 38 million bushes per year.  It is anticipated that the plant will employ 40 full-time employees once operational.

The total project is anticipated to cost $150 million.  Construction of the plant will take approximately 14-16 months and it is hoped that the construction can be started in mid to late 2007.  However, commencement of construction on the proposed plant is contingent on a number of factors, including final site selection, execution of construction contracts, receipt of financing and government permits, identification and acquisition of necessary resources.  There is no assurance that these contingencies can be satisfied.

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation.  Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

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